Nicor Inc.
                                                                 Form 10-K
                                                                 Exhibit 10.22



                                     2000
                     NICOR GAS INCENTIVE COMPENSATION PLAN


A. The 2000 Nicor Gas Incentive Compensation Plan is designed to link participant incentive compensation to the accomplishment of important objectives-both financial goals and defined strategic plans. It ties the pay an individual receives to his performance and that of the company. This plan is intended to provide a flexible framework for a performance bonus program for Nicor Gas.

B.  Purpose

    The purpose of this Plan is to provide an annual incentive plan which supports the longer-term strategic planning process. This is done by linking pay to the performance of tasks which focus on objectives of strategic importance. The Plan also encourages teamwork among officer areas and among line and staff groups.

C.  Eligible Group

    Officers of Nicor Gas in Salary Grades EX-1 or higher are eligible for participation. Participation should be limited to those employees in positions which enable them to make significant contributions to the performance and growth of the company.

D.  Components of Plan

    Compensation Objective
    Bonus Targets
    Performance Targets
    Goal Setting Guidelines
    Program Schedule
    Form of Payment

    Compensation Objective

    Base Salary + Bonus Target = Short-Term Compensation Objective


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    An individual's  short-term  compensation  objective will be based on salary plus a bonus, expected to be earned if agreed-upon performance targets are met. Under certain conditions, short-term compensation above or below targets may be paid.

    Standards for base salaries will be managed at the appropriate industry quartile which will be determined by survey data. Bonus targets will be set based on the individual's grade level and compensation objective, such that total compensation objectives are managed at the level as determined by the Compensation Committee to remain competitive with industry.

    Bonus Target

    The bonus target amount varies according to pay, salary grade and ability to impact the organization. Higher responsibility and pay grade results in greater dollars at risk.

    Performance Targets

    Performance criteria focus on the achievement of agreed-upon and documented strategic goals. Performance targets may include measures of financial performance, defined group objectives or individual performance objectives. Each particular performance target will be assigned weighting reflected as a percentage of bonus target.

    Goal Setting Guidelines

    The most important aspect of this Plan will be in establishing effective goals. In addition to the goals which will be measured by company financial performance, realistic, operational management goals may be established. As well as being realistic, the goals should be measurable wherever possible by quantifiable performance criteria. It is recognized that measurement of some goals will require subjective assessments of performance. Goals must be consistent with the longer-term strategic plan.

    Amount of bonus payment for financial/budget related goals can vary above and below target based upon results achieved. For targets met, bonus amount will be 100% of bonus target. When targets are exceeded or are not reached, bonus will be proportionately more or less than the target.



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    Project goals which are not quantifiable  will be evaluated by the Nicor Gas
    CEO based on performance and will fall into one of five categories of achievement: unsatisfactory; less than expected, but acceptable given facts and circumstances; expected; more than expected, but less than outstanding; and outstanding performance. Accordingly, performance at, below or above expected performance will result in awards relative to performance.

    The Compensation Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted.

    Plan Schedule

    The 2000 Nicor Gas Incentive Compensation Plan runs on a calendar year basis, with the strategic planning cycle and budgeting process the primary link to performance and bonus targets. Responsibility for determination of financial results will be with the Accounting Department. A program for review will be established and project or company goal performance will be reviewed at least twice each performance year.

    Year-end results should be available and evaluated in January of the following year. Following approval of the Compensation Committee and Board at the January meeting, bonuses will be payable to participants.

    Form of Payment

    All awards will be paid in cash, except that a participant in the Stock Deferral Plan may elect to defer up to 50% of their award into that plan. Deferral elections must meet the guidelines and timing of the Stock Deferral Plan to be effective. Appropriate taxes for the entire award amount will be withheld from the portion of the award being paid in cash.

E.  Integration with Existing Programs

    Base salaries will be managed with range standards at the appropriate industry quartile for comparable positions, with total compensation objectives to be managed at a level appropriate with the performance of the company within industry, as determined by the Compensation Committee. Salaries will be monitored each year and increases granted based on merit and range standard. Bonus targets will be set as a percentage of base salary. A change, other than the annual salary review, in the compensation objective will


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    customarily  occur during the year only through promotion to various levels, at which time the base salary and bonus target are also likely to change.

    Promotion of an employee during the year or reassignment to responsibilities in which new performance objectives apply will result in proration of the existing performance objectives and bonus target and assignment of new performance objectives and if appropriate, a new bonus target as the Compensation Committee shall determine.

    Promotion into an Executive Salary Grade would create eligibility for bonus at an amount prorated on a monthly basis (i.e., eligible for the plan 9 months - 9/12 of an annual bonus).

    If a participant voluntarily terminates or is terminated for cause prior to the end of the performance period, then the participant will be entitled to no award. In the event a participant shall die, become disabled, or retire before the end of the performance period, an award is payable prorated on a monthly basis or the Compensation Committee may authorize payment of an award to the participant, or beneficiary, in such other amount as the Committee deems appropriate.

F.  Responsibility

    Acceptance and success of this Plan will depend on documented, realistic goals that are fair, understandable and measurable. Considerable management focus and involvement will be required for goals to be established, communicated and monitored.

    The Human Resources Department will be responsible for the administration of the system for the company. This will include:

    1)  monitoring industry salary and total compensation levels,

    2)  recommending   structural   changes  in  base  salary  and  compensation
        objective adjustments, and,

    3) assisting the Nicor Gas CEO in progress and exception reporting to the Compensation Committee.


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    The Nicor Gas CEO shall be responsible for:

    1) reviewing industry salary and compensation levels and approving recommendations before presentation to the Compensation Committee,

    2) approving structural changes in base salary and compensation objective adjustments before presentation to the Compensation Committee,

    3)  recommending   eligibility,   performance   targets  and  goals  to  the
        Compensation Committee,


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    4)  monitoring  performance  targets  through the Accounting  Department and other sources of necessary documentation,

    5)  communicating progress reports to the participants, and,

    6) reporting performance results and making award recommendations to the Compensation Committee.

    The company's 2000 Nicor Gas Incentive Compensation Plan and changes to its performance targets and measurement criteria will be reviewed and approved by the Compensation Committee.

    In establishing the actual bonus awards to be made, the Compensation Committee may take into account all of the facts and circumstances which exist during the year and may make appropriate upward or downward revisions in performance criteria, add or delete objectives, or change the relative percentages assigned to the various performance objectives.

G.  Amendment and Termination

    The Board of Directors may amend or terminate the Plan at any time without the consent of the participants. No such amendment or termination shall negatively impact any participant's amount which accrued under the Plan prior to the calendar year in which the amendment is made.

                                                        NICOR Human Resources
                                                        February 2000